Exhibit 10.1

CONSULTANCY AGREEMENT

THIS CONSULTANCY AGREEMENT is entered into as of the 15 day of May 2007, by and between IDO Security Inc. (formerly The Medical Exchange Inc.), a Nevada company, having its main place of business at 17 State Street New York, NY 10004 USA (the “Company”), and Mr. Jorge Wolf an individual whose address is be 35 / 6 Yehuda Hanassi Street Tel Aviv 69391 Israel (the “Consultant”).

WHEREAS The Company designs, develops, manufactures and sells, products, know-how and technologies used in security applications.

WHEREAS Consultant wishes to be hired by the Company and Company wishes to hire Consultant upon the terms and conditions as set out herein.

1.0    Appointment, Term, Service

1.1    Appointment. The Company agrees to hire the Consultant as its manager of business development upon the terms and conditions contained herein and the Consultant accepts such appointment.

1.2    Term. This Agreement shall continue for an initial term of two years (the “Initial Term”) unless terminated in accordance with the provisions of this Agreement. This Agreement shall be renewed for successive two year terms (each a “Renewal Term”) unless the Company or Consultant indicates in writing, more than 90 days prior to the termination of this Initial term or any Renewal term, that it does not intend to renew this Agreement.

1.3    Duties and Reporting. The Consultant will report directly to the Chief Executive Officer of the Company and shall carry out all duties and responsibilities generally associated with Consultant's position, which are from time to time assigned to him by the Chief Executive Officer, in writing.

1.4    Scope of Service. The Consultant shall devote 45% of his time during regular business days, Monday through Thursday, attention and ability to the business of the Company and shall well and faithfully serve the Company and shall use his best efforts to promote the interests of the Company. The Consultant acknowledges that his duties may involve travel and the Consultant agrees, subject to reasonable prior coordination, to travel as reasonably required in order to fulfill his duties.

1.5    During the Consultancy Period, the Consultant shall not be engaged in any other business activity that conflicts with Company’s field of activities hereunder.

2.0    Compensation

2.1    Fee. Company shall pay to Consultant for all services rendered hereunder a monthly fee in the amount of $5,286 per month, payable by wire to the Consultant at the first business day of each month for the preceding month.

2.2    Stock Option Plan. The Company will adopt a stock option plan no later than July 15, 2007. Furthermore, the Company intends to have the said plan approved in Israel pursuant to section 102 of the Tax Ordinance (the “Approved Plan”). For all services required to be performed hereunder by Consultant, the Consultant shall be entitled to participate in the Approved Plan, pursuant to which he will be granted options for 400,000 shares of Common Stock of the Company, in the aggregate, which shall vest and be exercisable in installments of 50,000 shares at the end of each ninety day period commencing from the date of this Agreement, provided that, at the time of grant the Company shall calculate the first ninety day period and the subsequent periods as if the first ninety day period has commenced on March 1, 2007. The options shall be exercisable, in whole or in part upon Consultant's sole discretion, for a period of seven years from the date of this agreement provided that if Consultant is terminated for cause all vested options must be exercised within 90 days of termination. The options shall have standard split protection. The per share exercise price of the options shall be as follows:

50,000 Shares per traunch	1st	2nd	3rd	4th	5th	6th	7th	8th
Per share price	$0.50	$0.75	$1.25	$1.75	$2.15	$2.85	$3.25	$3.50

Subject to this Agreement being in force the Company shall file a registration statement (form S 8) for all the shares under the employee stock plan by September 30, 2007.

In the event that Company or its Subsidiary, IDO Security Ltd. grants to employees or directors or consultants or managers (other then related to financings or investments in the Company or its affiliates) options at a lower exercise price than Consultant's options which have not yet vested as contained above, the Consultant’s unvested options shall automatically be re-priced at such lower exercise price. This section shall not apply to options granted to members of Company’s or its affiliates’ board of directors as of April 15, 2007.

The Parties acknowledge that the above options have been agreed to prior to any stock split and that the issued and outstanding shares of common stock the Company prior to the split is approximately 10,800,000.

2.3    Expenses All expenses reasonably incurred by the Consultant shall be reimbursed, together with any applicable sales and goods and services taxes, by the Company within 10 Business Days after presentation by the Consultant of proper invoices and receipts in keeping with the policies of the Company as established from time to time. Major expenses, as Traveling (flights) Hotels Etc. will be ordered and paid by the Company in advance.

2.4    Consultant shall be solely responsible for bearing and paying any and all taxes, duties, fees and/or other impositions that may be levied pursuant to relevant law upon Consultant with regard to the provision of the Services and the options granted above under this Agreement, including, but not limited to medicare, social security, income tax and unemployment insurance.

2.5    The Company shall include the Consultant in its director’s and officer’s insurance which shall be obtained prior to June 30, 2007 and shall provide Consultant confirmation of such.

3.0    Relationship

3.1    The Consultant shall perform the Services hereunder as an independent contractor to, and not as an employee of the Company.

3.2    Consultant agrees to indemnify and hold Company harmless to the extent of any obligations imposed by law on Company to pay any withholding taxes, social security, unemployment or disability insurance or similar items in connection with any payment made to Consultant by Company for the Services.

3.3    The parties hereby agree that in the event a court or tribunal having jurisdiction over the matter holds that the status of the Consultant is that of an employee rather than an independent contractor, the monthly salary pursuant to this Agreement shall be 62% of the monthly compensation that the Consultant is entitled to receive from Company under this Agreement (the “Reduced Compensation”). In the event that it is claimed by the Consultant or held or ruled that the Consultant was an employee of Company, the Consultant shall return to Company all amounts paid to the Consultant exceeding the Reduced Compensation. Nothing in this paragraph shall directly or by implication be construed or deemed to constitute the Consultant an employee.

4.0    Consultant’s Representations and Warranties

4.1    Consultant represents that it is not a party to any existing agreement that would prevent it from entering into this Agreement. Consultant agrees to segregate work done under this Agreement from all work done at, or for, any other company, and/or other commercial enterprises for which it may render services.

4.2    Consultant warrants that (a) it/he is not and shall not be during the Consultancy Period obligated under any other Consultancy, employment, or other agreement which would affect Company’s rights or the duties of Consultant under this Agreement, and (b) it/he shall not utilize during the Consultancy Period any proprietary and/or confidential information of any third party.

4.3    NDA. The Parties shall enter into the non disclosure and non competition agreement attached hereto Exhibit A.

4.4    Company Policies; Lock-Ups. During the Initial Term and/ or Renewal Term of this agreement, the Consultant shall be subject to all company policies established by the Board of Directors, including without limitation, insider trading policies. Additionally, if requested to sign any instrument that would ‘lock-up’ or otherwise restrict the Consultant from selling or otherwise disposing of any Company securities held by him in connection with a contemplated Company financing, then the Consultant agrees to sign such instrument and otherwise take any other action and sign any other instrument reasonably requested to reflect his agreement. Notwithstanding the foregoing, in all cases such insider trading policies, other restrictions on transfer of securities or other company policies shall terminate as of the close of business on the 90th day after the termination of the Consultant’s relationship with the Company under this Agreement; provided that Consultant understands that the foregoing in no way absolves him of his responsibility for any actions taken after such 90 day period in violation of any relevant applicable law.

5.0    Company’s representation & Warranties

5.1    Company represents that it is not a party to any existing agreement that would prevent it from entering into this Agreement.

5.2    Company represents that it has all the assets, capital and resources it needs, in order to fulfill its obligation by this agreement, include its obligation to pay the Consultant's fees.

5.3    Company represents that this agreement and all its obligation are approved by the Company's board.

6.0    Termination

6.1    The Consultant can terminate this Agreement for any reason upon 30 days notice. Subsequent to the end of the first Agreement year the Company can terminate this Agreement for any reason upon 90 days notice. The Company at its option may pay Consultant the fees which would have been due and owing during any notice period and require the Consultant to cease work at any time prior to the end of the notice period.

6.2    Ether party may terminate this Agreement effective upon written notice to the other if the other party violates any covenant, agreement, representation or warranty contained herein in any material respect or defaults or fails to perform any of its obligations or agreements hereunder in any material respect, which violation, default or failure is not cured within 15 business days after notice thereof from the non-defaulting party stating its intention to terminate this Agreement by reason thereof.

6.3    Upon termination for any reason, Consultant shall be entitled to all expenses the compensation set forth as the fee herein, prorated to the effective date of such termination, and in the event of termination by the Company without cause any stock options which have not vested shall vest immediately.

6.4    Consultant agrees to cooperate with Company and use his best efforts to assist the integration into Company’s organization of the person or persons who will assume Consultant’s responsibilities and to transfer any and all material in Consultant’s possession relating to Company, during a period of two weeks following the termination date, as Consultant’s schedule permits. The Company shall compensate the Consultant for such period pro rata to the fees paid under this Agreement.

7.0    Miscellaneous

7.1    Severability. If a court finds any provision of this Agreement invalid or unenforceable  as applied to any circumstance, that provision shall be enforced to the maximum extent permitted by law, and the other provisions will remain in full force and effect.

7.2    Notice. All notices under this Agreement, for any purpose whatsoever, shall be in writing and delivered by electronic mail, or by facsimile transmittal, receipt acknowledged. The parties will be entitled to send back up notices by overnight courier service, in which case, notices shall be deemed delivered two business days following the day on which notice was given. For purposes of this Section, notices shall be addressed according to the details provided above and shall be deemed delivered on the day which delivery was made.

7.3    No Assignment. Neither the Company nor the Consultant may assign this Agreement without the written consent of the other, and any attempted assignment without such consent shall be void.

7.4    Governing Law and Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of Israel, and the courts of Tel - Aviv, shall have the exclusive jurisdiction over any dispute relating to this Agreement.

7.5    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

7.6    Entire Agreement. This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement (or other agreements pertaining to Consultant benefits, including, without limitation, stock option and bonus plan agreements), constitute the entire agreement between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

7.7    Sections and Headings. The division of this Agreement into parts and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to parts and sections are to parts and sections of this Agreement.

7.8    Number & Gender. Words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

7.9    Currency. Unless otherwise specified, all references herein to currency shall be references to currency of the United States of America.

7.10   Business Day: means a day other than a Saturday or Sunday or any statutory holiday in the United States of America or in Israel

   7.10    Calculation of Time. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is a non Business Day, the period in question shall end on the next Business Day.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

IDO Security Inc.

By: /s/ Michael Goldberg	By: /s/ Jorge Wolf

Acting Chief Executive Officer/Director	Jorge Wolf

Title: _____________________

Exhibit A

Confidentiality, Non-Compete; Poaching; Development Rights Agreement

This agreement forms part of the Consultancy Agreement being entered into by the Parties as of this date and all capitalized terms herein shall have the meaning set forth therein. The Company values the protection of its confidential information and proprietary materials essential to the survival of the Company. Therefore, as a mandatory condition of Consultant’s agreement with the Company, Consultant agrees to comply with the following provisions.

a.    Confidentiality

(i)    The term "Information" as used in this section means any and all confidential and proprietary information including but not limited to any and all specifications, formulae, prototypes, software design plans, computer programs, and any and all records, data, methods, techniques, processes and projections, plans, marketing information, materials, financial statements, memoranda, analyses, notes, and other data and information (in whatever form), as well as improvements and know-how related thereto, relating to the Company or its products. Information shall not include information that (a) was already known to or independently developed by the Consultant prior to its disclosure as demonstrated by reasonable and tangible evidence satisfactory to the Company; (b) shall have appeared in any printed publication or patent or shall have become part of the public knowledge except as a result of breach of this Agreement by the Consultant or similar agreements by other Company employees or service providers (c) shall have been received by the Consultant from another person or entity having no obligation of confidentiality to the Company or (d) is approved in writing by the Company for release by the Consultant.

(ii)    Subject to the provisions of Section (iii) below, the Consultant agrees to hold in trust and confidence all Information disclosed to Consultant and further agrees not to exploit or disclose the Information to any other person or entity or use the Information directly or indirectly for any purpose other than for Consultant’s work with the Company, unless otherwise consented to in writing by the Company.

(iii)    The Consultant agrees to disclose the Information only to persons necessary in connection with Consultant’s work with the Company or who have undertaken the same confidentiality obligations set forth herein in favor of the Company. The Consultant agrees to assume full responsibility for the confidentiality of the Information disclosed to Consultant and to prevent its unauthorized disclosure, and shall take appropriate measures to ensure that such persons acting on his behalf are bound by a like covenant of secrecy.

(iv)    The Consultant acknowledges and agrees that the Information furnished hereunder is and shall remain proprietary to the Company. Unless otherwise required by statute or government rule or regulation, all copies of the Information, shall be returned to the Company immediately upon request without retaining copies thereof.

(v)    The Consultant acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information (whether or not so marked) (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Consultant shall hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

b.    Non-Compete; Poaching; Development Rights

(i)    Unless otherwise expressly consented to in writing by the Company, during the term of the Consultant's work for the Company, and for a period of twelve (12) months following the date on which Consultant's termination of work with the Company becomes effective, Consultant will not, directly or indirectly, for his own account or as an Consultant, officer, director, consultant, joint venture, shareholder, investor, or otherwise (except as an investor in a corporation whose stock is publicly traded and in which the Consultant holds less than 5% of the outstanding shares) interest him/herself or engage, directly or indirectly, in the design, development, production, sale or distribution of any product or component that directly or indirectly competes with a product or component (i) being designed, produced, sold or distributed by the Company or any of its affiliates (ii) or to which the Company or any of its affiliates shall then have proprietary rights.

(ii)    Hiring of Company Consultants. During the term of the Consultant's work for the Company, and for a period of twelve (12) months following the date on which Consultant's termination of work with the Company becomes effective, the Consultant shall not, except in the course of the performance of his duties hereunder or with the prior approval of the Board, in any way directly or indirectly, with respect to any person who to the Consultant's knowledge was employed by the Company or its affiliates ("Company Employee") at any time during the period commencing 12 months prior to the date of the hiring of such Company Employee, hire or cause to be hired any Company Employee, or contract the services of any closely held private corporation or other entity in which such Company Employee is an officer or director or holds a 25% or greater equity ownership interest.

(iii)    Consultant's undertakings herein under this Section 6(b) shall be binding upon until the later of (i) the expiration of one year from the date of execution of this Agreement or (ii) the expiration of one year from the date the Consultant last represented him/herself as an Consultant, agent or representative of the Company or any of its affiliates, subsidiaries or successors.

(iv)    Consultant acknowledges that the restricted period of time specified under this Section 6(b) are reasonable, in view of the nature of the business in which the Company is engaged and Consultant's knowledge of the Company's business and products. If such a period of time or geographical location should be determined to be unreasonable in any judicial proceeding, then the period of time and area of restriction shall be reduced so that this Agreement may be enforced in such an area and during such a period of time as shall be determined to be reasonable by such judicial proceeding.

(v)    Development Rights. The Consultant agrees and declares that all proprietary information including but not limited to trade secrets, know-how, patents and other rights in connection therewith developed by or with the contribution of Consultant's efforts during his work with the Company shall be the sole property of the Company. Consultant shall keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all such proprietary information developed by Consultant. Consultant shall at Company's request do all things and execute all documents as Company may reasonably require to vest in Company the rights and protection herein referred to. It is hereby acknowledged and agreed that the fees payable under this Agreement also constitutes sufficient consideration for the Consultant's obligation hereunder

Agreed to by the Parties as of the 15 day of May 2007.

IDO Security Inc.

By: _________________________	By: ________________________

Name: _____________________	Jorge Wolf

Title: _____________________